     As filed with the Securities and Exchange Commission on May     , 1996
                                                          Registration No. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             IDM ENVIRONMENTAL CORP.
                             -----------------------
             (Exact name of registrant as specified in its charter)

        NEW JERSEY                                             22-2194790
- ------------------------------------                   -------------------------
(State or other jurisdiction                                 (IRS Employer
   of incorporation)                                      Identification No.)

     396 WHITEHEAD AVENUE, SOUTH RIVER, NEW JERSEY             08882
     ---------------------------------------------          ------------
     (Address of Principal Executive Offices)                (Zip Code)


                             IDM ENVIRONMENTAL CORP.
                             1995 STOCK OPTION PLAN
                             -----------------------
                            (Full title of the plan)


                                                        Copy to:
                JOEL FREEDMAN                        MICHAEL SANDERS
            IDM ENVIRONMENTAL CORP.               VANDERKAM & SANDERS
                 P.O. BOX 388                        1111 CAROLINE
             396 WHITEHEAD AVENUE                     SUITE 2905
         SOUTH RIVER, NEW JERSEY 08882            HOUSTON, TEXAS 77010
                (908) 390-9550                      (713) 655-0015
          -----------------------------
          (Name, address and telephone
           number of agent for service)


     APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                                   CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
TITLE OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING    REGISTRATION
 TO BE REGISTERED                REGISTERED (1)        SHARE (2)              PRICE               FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value           500,000              $ 5.48         $ 2,740,625        $ 945.04
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------




(1) An undetermined number of additional shares may be issued if the antidilution provisions of the 1995 Stock Option Plan become operative.
(2) Calculated in accordance with Rule 457(h) solely for the purpose of determining the registration fee. Offering prices for shares underlying outstanding options are the exercise prices of the various outstanding options. With respect to authorized but unissued options reserved under the plan, the offering price is the closing price ($8.25) of the Common Stock on May 22, 1996, as reported on the Nasdaq National Market System.

- --------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.   PLAN INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                              CROSS REFERENCE SHEET
                    FOR PROSPECTUS TO BE USED FOR REOFFERS OF
                      SHARES OF COMMON STOCK BY AFFILIATES

                             IDM ENVIRONMENTAL CORP.
                             -----------------------


          Registration Statement
             Item and Heading                               Prospectus Heading
          ----------------------                            ------------------

1.   Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus. . . . . . . . . . .  Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus. . . . . . . . . . . . . . . . . . . . .  Available
                                                          Information;
                                                          Incorporation of
                                                          Certain Documents by
                                                          Reference

3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges . . . . . . . . . . . . .  General Information

4.   Use of Proceeds . . . . . . . . . . . . . . . . . .  Use of Proceeds

5.   Determination of Offering Price . . . . . . . . . .  Not applicable

6.   Dilution  . . . . . . . . . . . . . . . . . . . . .  Not applicable

7.   Selling Security Holders. . . . . . . . . . . . . .  Selling Shareholders

8.   Plan of Distribution. . . . . . . . . . . . . . . .  Plan of Distribution

9.   Description of Securities to be Registered. . . . .  Not applicable

10.  Interests of Named Experts and Counsel. . . . . . .  Legal Matters

11.  Material Changes. . . . . . . . . . . . . . . . . .  Not applicable

12.  Incorporation of Certain Information by Reference .  Incorporation of
                                                          Certain Documents by
                                                          Reference

13.  Disclosure of Commission Position on Indemnification
     For Securities Act Liabilities. . . . . . . . . . .  Not applicable

PROSPECTUS



                                 249,000 SHARES

                             IDM ENVIRONMENTAL CORP.

                                  COMMON STOCK
                                 $.001 PAR VALUE

                                 ---------------



     This Prospectus relates to the reoffer and resale by various persons (the "Selling Shareholders") of shares (the "Shares") of Common Stock, $.001 per value (the "Common Stock"), of IDM Environmental Corp. (the "Company") that may be issued by the Company to the Selling Shareholders upon the exercise of outstanding stock options granted pursuant to the 1995 Stock Option Plan (the "1995 Plan") of the Company. The offer and sale of the Shares to the Selling Shareholders is registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement, of which this Prospectus forms a part. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

     The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time on the Nasdaq National Market ("Nasdaq"), or in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

     The Common Stock of the Company is traded on Nasdaq under the symbol "IDMC". On May 22, 1996, the last reported price of the Common Stock, as reported on Nasdaq, was $8.25.

     Any sales by the Selling Shareholders will be made subject to certain volume limitations. During any three month period during which this Prospectus is effective, each Selling Shareholder and affiliates may sell a maximum of the greater of one percent of the outstanding Common Stock of the Company or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of the sale.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


                   The date of this Prospectus is May 29, 1996

                                TABLE OF CONTENTS

     Available Information . . . . . . . . . . . . . . .   2

     Incorporation of Certain Documents by Reference . .   3

     General Information . . . . . . . . . . . . . . . .   3

     Use of Proceeds . . . . . . . . . . . . . . . . . .   4

     Selling Shareholders. . . . . . . . . . . . . . . .   4

     Plan of Distribution. . . . . . . . . . . . . . . .   4

     Legal Matters . . . . . . . . . . . . . . . . . . .   4



                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934,as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, Washington, D.C. 20549 or at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C. at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the description of securities included in Form 8-A declared effective by the Commission on April 26, 1994 (Commission File No. 0-23900) are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part (excluding exhibits to such documents unless specifically incorporated by reference). Requests for such copies should be directed to Mr. Michael Killeen, IDM Environmental Corp., P.O. Box 388, 396 Whitehead Avenue, South River, New Jersey 08882, (908) 390-9550.


                         -----------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                               GENERAL INFORMATION

     The Company is a national provider of contract environmental services specializing in plant decontamination and decommissioning. The Company serves private industry, utilities and governmental entities in the areas of plant dismantling, plant deconstruction and relocation, asbestos abatement, radiological remediation and hazardous waste remediation, among others.
Services are generally provided by trained craftsmen employed by the Company based on work plans, schedules and cost estimates developed by the Company's management team and implemented under the supervision of Company superintendents and foremen. In order to satisfy customer concerns with respect to project scheduling, cost control, work responsibility and overall performance, the Company's full time work force is cross trained in each of the Company's specialty areas allowing the Company to perform "whole jobs" in virtually all instances without the need for additional contractors or subcontractors, other than those retained for the hauling or transportation of hazardous materials.
In addition to offering environmental services, the Company buys and sells equipment and entire plants and offers relocation and reinstallation services with respect to such plants and equipment.

     The Company's executive offices are located at 396 Whitehead Avenue, South River, New Jersey 08882, telephone number (908) 390-9550.

                                 USE OF PROCEEDS

     The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes by the Company. The Company will not, however, receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS


     This Prospectus relates to the reoffer and resale of the following Shares which may be issued to the following affiliates of the Company (the "Selling Shareholders") under the 1995 Plan:

                                                            NUMBER OF SHARES
                                                         AVAILABLE TO BE RESOLD
          NAME                      POSITION              UNDER THE 1995 PLAN
          ----                      --------              -------------------

     Joel A. Freedman         President, Chief Executive
                              Officer and Director               75,000
     Frank A. Falco           Executive Vice President,
                              Chief Operating Officer and
                              Chairman of the Board              75,000
     Michael B. Killeen       Treasurer and Chief Financial
                              Officer                            20,000
     Frank Pasalano           Vice President of Operations        5,000
     James R. Harrigan        Vice President of Environmental
                              Services                            5,000
     John M. Tuohy            Vice President of Nuclear Services  5,000
     John Klosek              Vice President of Engineering         500
     Joe Dias                 Vice President of Sales
                              and Purchasing                      1,000
     Jose Capote              Vice President of Business
                              Development                        12,500
     Stuart Brown             Vice President
                              and General Counsel                20,000
     Mori Aaron Schweitzer    Director                           10,000
     Frank Patti              Director                           10,000
     Robert McGuinness        Director                           10,000



                              PLAN OF DISTRIBUTION

     It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreements, arrangements or understandings as to such sales.

     Any sales by the Selling Shareholders will be made subject to certain volume limitations. During any three month period during which this Prospectus is effective, each Selling Shareholder and affiliates may sell a maximum of the greater of one percent of the outstanding Common Stock of the Company or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of the sale.


                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Vanderkam & Sanders, Houston, Texas.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 1996.
     (c) The description of securities included in Form 8-A declared effective by the Commission on April 26, 1994 (Commission File No. 0-23900).

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.   DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     Michael Sanders, a partner in the law firm of Vanderkam & Sanders which has rendered an opinion in connection with the Shares offered pursuant to the 1995 Plan, holds 10,000 options under the 1995 Plan exercisable to purchase common stock at $2.94 per share for a period of ten years commencing January 8, 1996 and 10,000 options exercisable to purchase common stock at $8.25 per share for a period of ten years commencing May 23, 1996.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by New Jersey law. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by the Business Corporation Act of the State of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with New Jersey law. Section 14A:3-5 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal
liability for monetary damages for breach of that duty.   The provisions do not,
however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. However, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

     4.1  IDM Environmental Corp. 1995 Stock Option Plan
     5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
     23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)
     23.2 Consent of Samuel Klein and Company

ITEM 9.   UNDERTAKINGS

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South River, State of New Jersey on the 23rd day of May, 1996.

                                   IDM ENVIRONMENTAL CORP.


                                   BY:  /s/ JOEL FREEDMAN
                                      ------------------------------------------
                                        JOEL FREEDMAN, PRESIDENT

     Each of the undersigned officers and directors of IDM Environmental Corp. hereby constitutes and appoints Joel Freedman and Frank Falco, and each of them singly, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to enable IDM Environmental Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                                           Title                                  Date
- ----------                                           -----                                  ----
 /S/ JOEL FREEDMAN                      President, Chief Executive Officer              May 23, 1996
- -------------------------               and Director (Principal Executive
JOEL FREEDMAN                           Officer)


 /S/ FRANK A. FALCO                     Chairman of the Board, Chief                    May 23, 1996
- -------------------------               Operating Officer, Executive Vice
FRANK A. FALCO                          President and Director


 /S/ MICHAEL B. KILLEEN                 Treasurer and Chief Financial Officer           May 23, 1996
- -------------------------               (Principal Financial and Accounting
MICHAEL B. KILLEEN                      Officer)


 /S/ MORI AARON SCHWEITZER              Director                                        May 23, 1996
- -------------------------
MORI AARON SCHWEITZER


 /S/ FRANK PATTI                        Director                                        May 23, 1996
- -------------------------
FRANK PATTI


 /S/ ROBERT MCGUINNESS                  Director                                        May 23, 1996
- -------------------------
ROBERT MCGUINNESS

                                  EXHIBIT INDEX


 Exhibit No.                       Description                          Page No.
- ------------                       -----------                          --------
     4.1      IDM Environmental Corp. 1995 Stock Option Plan . . . . . . . . .

     5.1      Opinion and consent of Vanderkam & Sanders re:
              the legality of the shares being registered. . . . . . . . . . .

     23.1     Consent of Vanderkam & Sanders (included in
              Exhibit 5.1)

     23.2     Consent of Samuel Klein and Company. . . . . . . . . . . . . . .